Exhibit 10.7

                                   ASSIGNMENT


         For $1 and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ENERNOW TECHNOLOGIES, INC. ("EnerNow") hereby assigns to ENER1 TECHNOLOGIES, INC. the contract entitled ENERNOW PROFESSIONAL SERVICES CONSULTING AGREEMENT (IMPLEMENTED BY WORK ORDER) between EnerNow and Salvatore Morgera, dated April 22, 2002 (the "Consulting Agreement"), a true and complete copy of which is attached hereto as Exhibit A, together with all of EnerNow's rights and obligations under the Consulting Agreement, effective as of September 1, 2002.

         EnerNow agrees that it will cooperate with Dr. Morgera to determine any and all payments that may have become due to Dr. Morgera prior to the effective date hereof (including, without limitation, payments that may be due under Part 5: Fees, Deposits and Payment Schedule of SOW #1 in Exhibit A - Statement of Work to the Consulting Agreement), and that, notwithstanding this Assignment, EnerNow will remain obligated to, and shall, make all such payments that may have become due to Dr. Morgera prior to the effective date hereof.


ENERNOW TECHNOLOGIES, INC.                    ENER1 TECHNOLOGIES, INC.

By:      /s/Larry L. Light                    By:      /s/R. Michael Brewer

Name:    Larry L. Light                       Name:    R. Michael Brewer

Title:   President                            Title:   Vice President




                   ACKNOWLEDGEMENT AND AGREEMENT TO ASSIGNMENT


         For $1 and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby acknowledge, consent to and ratify the above assignment, in accordance with the terms thereof.

                                                     /s/Salvatore Morgera
                                                     Salvatore Morgera

                                    EXHIBIT A

                      COPY OF EXECUTED CONSULTING AGREEMENT

                              [See attached pages]

                          ENERNOW PROFESSIONAL SERVICES
                CONSULTING AGREEMENT (IMPLEMENTED BY WORK ORDER)

         This CONSULTING AGREEMENT (this "Agreement"), made and entered into this 22nd day of April, 2002, by and between ENERNOW TECHNOLOGIES, Inc., a Florida corporation, having a principal place of business at 1601 Clint Moore Road, Boca Raton, Florida 33487, USA (hereinafter "EnerNow"), and Salvatore Morgera, an individual, having a principal place of business at 777 Glades Road, Boca Raton, Florida 33431 (hereinafter "Consultant").

                                    ARTICLE 1
                              TERM AND TERMINATION

         1.1 TERM. This Agreement will become effective on the date first shown above and will continue in effect through the completion of each Work Order (as described in Section 3.1 hereof), unless earlier terminated under Section 1.2. The initial Work Orders are attached as Exhibit A and numbered sequentially. Additional Work Orders may be added, from time to time, and shall be added under Exhibit A and numbered sequentially.

         1.2 TERMINATION OF WORK ORDERS. EnerNow or Consultant may, at their sole option, terminate any Work Order, or any portion thereof, upon five (5) business days advance written notice. If termination is enacted by EnerNow or Consultant, upon receipt of such notice, Consultant shall advise EnerNow of the extent to which performance has been completed through such date, and collect and deliver to EnerNow whatever work product then exists in its current state as requested by EnerNow. Consultant shall be paid for all work performed through the date of termination within ten (10) business days of termination.

         1.3 SURVIVAL. In the event of any termination of this Agreement, Articles 5, 6, and 7 hereof shall survive and continue in effect.

                                    ARTICLE 2
                          INDEPENDENT CONTRACTOR STATUS

         2.1 INTENTION OF PARTIES. It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, or joint venture of EnerNow. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between EnerNow and Consultant or any employee or agent of Consultant

2.2 NONEXCLUSIVE. Consultant shall retain the right to perform work for others during the terms of this Agreement, provided such work does not interfere nor compete with the services being provided to EnerNow. EnerNow shall retain the right to cause work of the same or a different kind to be performed by its own personnel or other contractors during the term of this Agreement

                                    ARTICLE 3
                     SERVICES TO BE PERFORMED BY CONSULTANT

         3.1 WORK ORDERS. All work performed by Consultant shall be documented in a Work Order signed by an authorized representative of EnerNow and by Consultant. Each Work Order shall set forth, at a minimum, the work to be done, the duration of the assignment, (including specific assignment start and end dates and any associated bonus) and the fees for the work to be performed. Consultant shall have the right to accept or decline any proposed Work Order.

         3.2 METHOD OF PERFORMING SERVICES. Consultant, in consultation with EnerNow, will determine the method, details, and means of performing the work to be carried out for EnerNow. In addition, EnerNow shall be entitled to exercise a broad general power of supervision and control over the results of work performed by Consultant to ensure satisfactory performance. This power of supervision shall include the right to inspect, stop work, make suggestions or recommendations as to the details of the work, and request modifications to the scope of the Work Order. Modifications to the scope of the Work Order by EnerNow resulting in additional services by the Consultant shall be compensated accordingly. Modifications to the scope of the Work Order by EnerNow resulting in the extension of the duration of any assignment will not limit the Consultant to attain any bonus associated with said assignment.


         3.3 SCHEDULING. Consultant will try to accommodate the work schedule requests of EnerNow to the extent possible. Should Consultant be unable to perform scheduled services because of illness or other causes beyond Consultant's reasonable control, Consultant will attempt to replace such effort within a reasonable time and such effort will not limit the Consultant to attain any bonus associated with said work schedule requests.
..

         3.5 REPORTING. EnerNow will advise Consultant of the EnerNow representative to whom Consultant will report progress on day-to-day work for each Statement of Work. EnerNow and Consultant shall develop appropriate administrative procedures for performance of work. The Consultant will provide EnerNow with a weekly status report after actual work efforts begin, advising EnerNow of the status of Work Order activities. This report will outline the status of tasks worked on during the period of the engagement.

                                    ARTICLE 4
                                  COMPENSATION

         4.1 TIME AND MATERIALS BASED BILLING. Work performed by Consultant under each Work Order shall be billed on a time and materials basis.

         4.2 RATES. The hourly time and materials billing rate will be stated in each Work Order

         4.3 ESTIMATES. For a time and materials, work order estimates of total fees for engagements may be provided in a Work Order. Consultant will notify EnerNow as soon as possible if he expects that the actual fees or materials will exceed the estimate and EnerNow may, if EnerNow so chooses, terminate the engagement in the manner set forth in Section 1.2 above.

         4.4 INVOICES. Consultant shall submit invoices to EnerNow for the services furnished and any pre-approved expenses incurred hereunder. Each invoice will provide a breakdown and distribution of charges by hourly fees and expense items. Payment fees, schedules and terms and conditions shall be as provided in each specific Statement of Work.

         4.5 PAYMENT TERMS. Payment terms shall be as stated in each specific Statement of Work

         4.6 EXPENSES. EnerNow shall reimburse Consultant for pre-approved reasonable travel and related expenses, subject to any limits set forth in the applicable Statement of Work.


                                    ARTICLE 5

TREATMENT OF CONSULTANT AND ANY ASSOCIATES AS NON-EMPLOYEES OF ENERNOW

         5.1 WORKERS' COMPENSATION. Notwithstanding any other workers' compensation or insurance policies maintained by EnerNow, Consultant shall procure and maintain workers' compensation coverage sufficient to meet any statutory requirements.

         5.2 STATE AND FEDERAL TAXES. As neither Consultant nor any of his associates are EnerNow's employees, EnerNow shall not take any action or provide neither Consultant nor his associates with any benefits or commitments inconsistent with their status as non-employees of EnerNow. In particular, but not limited to the following:

         o        EnerNow  will  not  withhold  FICA  (Social   Security)   from
                  Consultant's payments.

         o EnerNow will not make state or federal unemployment insurance contributions on behalf of Consultant or his associates.

         o EnerNow will not withhold state and federal income tax from payment to Consultant

         o EnerNow will not make disability insurance contributions on behalf of Consultant or his associates.

         o EnerNow will not obtain workers' compensation insurance on behalf of Consultant or his associates.

                                    ARTICLE 6
                          INTELLECTUAL PROPERTY RIGHTS

                  6.1 CONFIDENTIALITY. "CONFIDENTIAL INFORMATION" shall mean all information not known or generally available without restrictions on use, including, without limitation, know-how, trade secrets, intellectual property, operational methods, marketing plans or strategies, product development techniques or plans, processes, designs and design projects, inventions and research projects and other business affairs, including the terms and conditions of this Agreement and the negotiations between the Parties with respect to this Agreement. The Parties agree that all Confidential Information will be clearly marked as such upon delivery to the other Party, or, if communicated orally, will be clearly specified as Confidential Information at the time of communication and confirmed in writing as confidential within thirty (30) days thereafter. All Licensed Technology and Know-How shall constitute Confidential Information of ENERNOW. Information subject to any of the following exceptions shall not be considered Confidential Information:

                  a) information, which is or becomes generally available other than as a result of the breach of this Agreement by either Party;

                  b)       information,   the  release  of  which  is  expressly
                           authorized in writing by the Party having the legal right to disclose such information; or

                  c) information, which is already lawfully known to or independently developed by either Party without the use of any Confidential Information disclosed hereunder; or

                  d) information, which is lawfully obtained from any Third Party.

         Consultant acknowledges that the Confidential Information constitutes and shall constitute valuable assets and trade secrets. Accordingly, when Consultant receives confidential information from EnerNow Consultant shall, both during the term of this Agreement and for three (3) years following the termination thereof, (i) keep secret and retain in strict confidence any Confidential Information received from EnerNow, (ii) not disclose to any third party any Confidential Information received from EnerNow for any reason whatsoever, (iii) not disclose any Confidential Information received from EnerNow to Consultant's employees or associates, except on a need-to-know basis and only after instructing each such employee or associate not to disclose or otherwise make available any Confidential Information to any third party and provided each such employee or associate is bound by appropriate confidentiality agreements with Consultant and (iv) not make use of any Confidential Information received from EnerNow for its own purposes or for the benefit of any third party except as authorized by this Agreement.

         In the event of any legal action or proceeding or asserted requirement under applicable law or government regulations requesting or demanding Consultant to disclose this Agreement or any Confidential Information, Consultant shall immediately notify EnerNow in writing of such request or demand so that EnerNow may seek an appropriate protective order or take other protective measures. Consultant shall, upon the request of EnerNow, cooperate reasonably with EnerNow in contesting such request or demand at the expense of EnerNow, including, without limitation, consulting with EnerNow as to the advisability of taking legally available steps to resist or narrow such request or demand. If in the absence of a protective order or a waiver hereunder from EnerNow, Consultant is compelled to disclose this Agreement or any Confidential Information to any tribunal or otherwise stand liable for contempt or suffer other penalty, Consultant may disclose this Agreement or such Confidential Information to such tribunal without liability hereunder; PROVIDED, HOWEVER, Consultant (a) shall give EnerNow written notice of the Confidential Information to be so disclosed as far in advance of its disclosure as is practicable, (b) shall furnish only that portion of this Agreement or the Confidential Information which is legally required, and (c) shall use best efforts, at EnerNow's expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to such portions of this Agreement or the Confidential Information to be disclosed as EnerNow designates.

         In the event Consultant becomes aware that any person or entity (including, but not limited to, any Affiliate or employee of Consultant) is taking, threatens to take or has taken any action which would violate any of the foregoing provisions of this Agreement, Consultant shall promptly and fully advise EnerNow of all facts known to Consultant concerning such action or threatened action. Consultant shall not in any way aid, abet or encourage any such action or threatened action, and Consultant agrees to use its best efforts to prevent such action or threatened action, including, but not limited to, assigning any cause of action it may have relating to the violation of the foregoing provisions to EnerNow, and Consultant agrees to do all reasonable things and cooperate in all reasonable ways as may be requested by EnerNow to protect the trade secrets and proprietary rights of EnerNow in and to the Confidential Information.

         The terms and conditions of this Agreement will not be disclosed by either Party, except with the prior written consent of the other Party, or as may be required by law or necessary to establish its rights hereunder. Notwithstanding the foregoing, (i) each Party shall have the right to disclose the terms and conditions of this Agreement, if necessary, to any legal counsel of such be required to establish its rights hereunder, and (ii) subsequent the execution of this Agreement, the Parties may jointly or individually issue press releases or otherwise publicly disclose the Parties' relationship, (a) provided such Party has obtained the prior written approval of the content of such disclosure for the other Party and (b) that such disclosure does not include information which would be prohibited from disclosure by either Party pursuant to this Agreement or that certain Confidentiality Agreement between the Parties. The approval of such press release or other disclosure of the Parties' relationship shall be given by a Party within ten (10) business days following the request by the other Party, or in the event the approval is not given, the disapproving Party shall provide commercially reasonable objections.

         6.2 OWNERSHIP OF WORK PRODUCT. Including all pre-existing intellectual property developed and owned by ENERNOW, all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Consultant or his associates in the course of performing EnerNow's work (collectively, the "Work Product") shall belong exclusively to EnerNow and shall, to the extent possible, be considered a work made for hire for EnerNow within the meaning of Title 17 of the United States Code. Consultant automatically assigns, at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest he may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of EnerNow, Consultant shall take such further actions, and shall cause its personnel to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

         6.3 RESIDUAL RIGHTS OF PERSONNEL. Notwithstanding anything to the contrary herein, Consultant and his associates shall be free to use and employ his and their general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, or skills gained or learned during the course of any assignment, so long as he or they acquire and apply such information without disclosure of any confidential or proprietary information of EnerNow and without any unauthorized use or disclosure of the Work Product.

                                    ARTICLE7
                           LIMITATIONS AND WARRANTIES

         7.1 DISCLAIMER. CONSULTANT DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES RENDERED BY HIM OR THE RESULTS OBTAINED FROM HIS WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL CONSULTANT BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES, OR FOR ACTS OF NEGLIGENCE THAT ARE NOT INTENTIONAL OR RECKLESS IN NATURE, REGARDLESS OF WHETHER HE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


         7.2 LIABILITY. In no event shall either party be liable for indirect, incidental, special or consequential damages or damages for lost profits or revenues for any claim relating to the performance or non-performance of their respective obligations under this Agreement or for any default or termination of this Agreement.


         7.3 WARRANTIES. Each party represents and warrants that (a) it has the power and authority to enter into this Agreement, and (b) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.





                                    ARTICLE 8
                               GENERAL PROVISIONS

         8.1 NOTICES. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change such address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two days after mailing.

         8.2 NO DISCRIMINATION. Consultant agrees that in the performance of this Agreement it will not discriminate or permit discrimination against any person or group of persons on the grounds of sex, race, color, religion, or natural origin in any manner prohibited by the laws of the United States.

         8.4 ENTIRE AGREEMENT OF THE PARTIES. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by Consultant for EnerNow and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

         8.5 PARTIAL INVALIDITY. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

         8.6 PARTIES IN INTEREST. This Agreement is enforceable only by ENERNOW and Consultant.

         8.7 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Florida.

         8.8 SUCCESSORS. This Agreement shall inure to the benefit of, and be binding upon, ENERNOW and PARTNER, their successors and assigns.


ENERNOW TECHNOLOGIES, INC.                CONSULTANT

By: /s/Brent Beatty                       By: /s/Salvatore Morgera

Name: Brent Beatty                        Name: Salvatore Morgera

Title: Director                           Title: Consultant

Date: 4/22/02                             Date: 4/22/02

Address for correspondence:
ENERNOW, Inc.                             Salvatore Morgera, Consultant
1601 Clint Moore Road
Boca Raton, FL 33487
USA

                         EXHIBIT A - STATEMENTS OF WORK

                                     SOW # 1
    DEVELOPMENT OF LINE INTERFACE MODULE FOR ENERWATCH POWER LINE CONTROLLER


PART 1: DESCRIPTION OF CLIENT'S PROJECT

Power Line Controller (PLC) Project:
The Power Line Controller will be a device that attaches to power lines. It will be used to detect and correct the phenomena which cause harmful biological effects and power line losses during power transmission.

This device is being developed by EnerNow and will be developed in phases. This document's Statement Of Work will change as the development phases change.

PART 2: STATEMENT OF WORK:

     The Consultant will work with EnerNow to develop and support the Following:

     Design of PLC prototype Module:
                  o Design prototype PLC for non-contact to high voltage lines
                  o Will be smaller than final PLC, have no correction components, can use external receiver device
                  o        Will monitor electromagnetic fields
                  o        Will analyze fields for concurrence of modes
                  o        Use software to;
                           o        Record amplitude, frequency, calculate a FFT

        Participate in Field Trial
                  o        Locate   prototype  PLC  in  an   environment   where
                           concurrence of modes are present
                  o Record and analyze data o Modify measurement and design criteria as necessary
                  o        Decide if we need to measure vector potentials
                  o If yes, redesign hardware and rewrite software as necessary


PART 3: DESCRIPTION OF HARDWARE

During this development of the first phase, the consultant will work with EnerNow to design the prototype PLC module. This module will have several critical design objectives including: ability to monitor electromagnetic fields, analyze the data, and be designed in a robust manner which can operate over a long duration in the field. The prototype PLC module will be built by EnerNow.

PART 4: SCHEDULE & MILESTONES
         o        Design Phase - 6 weeks (Consultant)
         o        Device Fabrication -3 weeks (EnerNow)
         o        Field Trial -12 weeks (Consultant and EnerNow)


PART 5: FEES, DEPOSITS, AND PAYMENT SCHEDULE

All work will be billed on a time and materials basis at the following rates per hour:
         o        Consultant Engineer @ $175.00 per hour
         o        The Consultant agrees to work a minimum of 8 hours per week

Statement of Work #1 Cost Estimate

     This effort is estimated to run approximately 21 weeks at 8 hr/week or 168 hours = $29,400.

     A bonus of 5,000 dollars will be paid if the initial design proposal is completed within 6 weeks from signature of this SOW.

     A bonus of an additional $10,000 dollars will be paid when the design is fabricated and proved to be functional per the design specification.


Payment Schedule

     The consultant will Invoice EnerNow on a weekly or monthly basis and be paid within 10 days of Invoice.

     Travel Expenses will be approved and billed in accordance with the terms of our Consulting Agreement.

PART 6: REPORTING

Reporting will consist of weekly project conference calls with written minutes, tracking and action item reporting and closure, weekly updates of activities and hours and monthly project reviews against overall plan.


PART 7: DELIVERABLES

Consultant will provide a design specification for the PLC Module, along with design calculations or models associated with the development of the design specification. Consultant will review the fabrication of the module and test the module for acceptable compliance to the design provided. Consultant will provide analysis of collected field data and support EnerNow in the analysis of the EnerWatch Power Line Controller System.

ENERNOW, TECHNOLOGIES, INC.               CONSULTANT - SALVATORE MORGERA


By: /s/Brent Beatty                       By: /s/Salvatore Morgera

Name: Brent Beatty                        Name: Salvatore Morgera

Title: 4/22/02                            Title: 4/22/02